Exhibit 10.11

EMPLOYMENT AGREEMENT

            This Employment Agreement (this “Agreement”) is made by and between ExpressJet HOLDINGS, Inc., a Delaware corporation (“Company”), and Suzanne Lehman Johnson (“Executive”).

W I T N E S S E T H:

            WHEREAS, Company desires to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to be employed by Company on such terms and conditions and for such consideration;

            NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive hereby agree as follows:

ARTICLE I:  EMPLOYMENT AND DUTIES

            1.1       Employment; Effective Date.  Company agrees to employ Executive and Executive agrees to be employed by Company, at will of both Company and Executive, pursuant to the terms and conditions of this Agreement beginning as of November 19, 2009 (the “Effective Date”).

            1.2       Position.  From and after the Effective Date, Executive shall be employed in the position of Company’s Vice President, General Counsel and Secretary.  Company may subsequently assign Executive to a different position or modify Executive’s duties and responsibilities.  Moreover, Company may assign this Agreement and Executive’s employment to any subsidiary or affiliate of Company.

            1.3       Duties and Services.  Executive agrees to serve in the position assigned pursuant to paragraph 1.2 and to perform diligently and to the best of her abilities the duties and services appertaining to such position as determined by Company, as well as such additional duties and services which Executive from time to time may be reasonably directed to perform by Company.

            1.4       Confidential Information, Inventions, Business Opportunities and Good Will.  Company shall disclose to Executive, and place Executive in a position to have access to or develop, confidential or proprietary information and inventions of Company (or its affiliates); and shall entrust Executive with business opportunities of Company (or its affiliates); and shall place Executive in a position to develop business good will on behalf of Company (or its affiliates).

ARTICLE II:  AT-WILL EMPLOYMENT RELATIONSHIP

            2.1       Employment At-Will.  The employment relationship between Executive and Company is at-will.  Each of Executive and Company shall have the right to terminate the employment relationship at any time and for any reason whatsoever, with or without cause, and without any liability or obligation except as may be expressly provided in this Agreement.

            2.2       Notice of Termination.  If Company or Executive desires to terminate Executive’s employment hereunder, it or she shall do so by giving written notice to the other party that it or she has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.  In the case of a termination of employment by Executive, the effective date of such termination specified in the written notice of termination from Executive to Company shall not be less than 15 nor more than 60 days, respectively, from the date such written notice of termination is given, and Company may require an effective date of termination earlier than that specified in such written notice of termination (and, if such earlier effective date of termination is so required, it shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of employment by Company pursuant to paragraph 4.1).

ARTICLE III:  COMPENSATION AND BENEFITS

            3.1       Base Salary.  During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $200,000.00 or (ii) such amount as Company and Executive mutually may agree upon from time to time.  Executive’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than semi-monthly.

            3.2       Bonus Programs.  Executive shall participate in each cash bonus program maintained by Company on and after the Effective Date (including without limitation any such program maintained for the year during which the Effective Date occurs) at a level which is not less than the participation level made available to similarly situated employees of the Company.

            3.3       Other Company Benefits.  Executive shall be entitled to no less than four weeks of vacation benefits annually.  During Executive’s employment hereunder, Executive and, to the extent applicable, Executive’s family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated employees of Company.  Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, annual physical examinations, health insurance or health care plan, life insurance, disability insurance, pension plan, pass privileges on Continental Airlines, Inc. (“Continental”) or Company flights, flight privileges and the like.  Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to similarly situated employees generally; provided, however, that Company shall not change, amend or discontinue Executive’s Flight Privileges (as defined below) without Executive’s prior written consent.  Executive will be eligible to receive restricted stock and stock option grants under the equity incentive plans maintained by ExpressJet Holdings, Inc. (“Holdings”) in accordance with Holdings’ policy and Executive’s position within Company.  Company shall use reasonable efforts to provide Platinum Elite OnePass Cards (or similar highest category successor frequent flyer cards) in Executive’s and Executive’s spouse’s names for use on the System (as defined below) and a membership for Executive and Executive’s spouse in Continental’s Presidents Club (or any successor program maintained in the System).

ARTICLE IV:  TERMINATION OF EMPLOYMENT

            4.1       Company’s Right to Terminate.  Company, acting pursuant to an express resolution of the Board of Directors of Company (the “Board of Directors”), shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

                        (i)         upon Executive’s death;

                        (ii)        upon Executive’s becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders her mentally or physically incapable of performing the material duties and services required of her hereunder on a full-time basis during such period;

                        (iii)       for cause, which for purposes of this Agreement shall mean Executive’s gross negligence or willful misconduct in the performance of, or Executive’s abuse of alcohol or drugs rendering her unable to perform, the material duties and services required of her pursuant to this Agreement;

                        (iv)       for Executive’s material breach of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following receipt by Executive of written notice by Company of such breach; or

                        (v)        for any other reason whatsoever, in the sole discretion of the Board of Directors.

            4.2       Executive’s Right to Terminate.  Executive shall have the right to terminate her employment under this Agreement at any time for any of the following reasons:

                        (i)         the assignment to Executive of duties materially inconsistent with the duties associated with the positions described in paragraph 1.2 as such duties are constituted as of the Effective Date;

                        (ii)        a material diminution in nature or scope of Executive’s authority, responsibilities, or title from those applicable to her as of the Effective Date;

                        (iii)       the occurrence of material acts or conduct on the part of Company or Holdings or their respective officers or representatives which prevent Executive from performing her duties and responsibilities pursuant to this Agreement;

                        (iv)       Company or Holdings requiring Executive to be permanently based anywhere outside a major urban center in Texas;

                        (v)        the taking of any action by Company or Holdings that would materially adversely affect the corporate amenities enjoyed by Executive on the Effective Date; or

                        (vi)       a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following receipt by Company of written notice of such breach by Executive; or

                        (vii)      for any other reason whatsoever, in the sole discretion of Executive.

            4.3       Payment Obligations Absolute.  Except as otherwise provided in this Agreement, Company’s obligation to pay Executive the amounts and to make the arrangements provided in Article V shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against her or anyone else.  All amounts payable by Company shall be paid without notice or demand.  Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of Article V, and the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, joint venturer, or otherwise) shall in no event effect any reduction of Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under Article V.

ARTICLE V:  EFFECT OF TERMINATION

            5.1       Effect on Compensation.  Upon termination of the employment relationship by either Executive or Company, regardless of the reason therefor, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of Executive’s employment, except that:

                        (i)         if such termination shall constitute an Involuntary Termination prior to a Change in Control or after the date that is eighteen months after a Change in Control (as such terms are defined in paragraph 5.4), then, subject to the provisions of paragraphs 5.2, 5.3 and 5.6, (1) Company shall provide Executive with Continuation Coverage (as such term is defined in paragraph 5.4) for the Severance Period (as such term is defined in paragraph 5.4), (2) Company shall pay Executive the Monthly Severance Amount (as such term is defined in paragraph 5.4) each month during the Severance Period, (3) Company may, in the sole discretion of the Board of Directors or the Human Resources Committee of the Board of Directors of Holdings, pay Executive a pro rata target bonus as soon as administratively practicable after the decision to pay the pro rata target bonus is made but in no event later than two and one half months after the end of the calendar year in which the decision is made (provided, however, that this clause (3) shall not apply if (A) such Involuntary Termination occurs during a calendar year beginning after December 31, 2009, and (B) Company’s annual performance bonus program with respect to such calendar year is intended to constitute a “performance-based compensation” program for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder), and (4) Company shall provide Executive with Outplacement Services (as such term is defined in paragraph 5.4); and

                        (ii)        if such termination shall constitute an Involuntary Termination or a termination by Executive of Executive’s employment with Company for any reason encompassed by paragraphs 4.2(i), (ii), (iii), (iv), (v), or (vi) and such termination occurs within eighteen months after a Change in Control, then, subject to the provisions of paragraphs 5.2, 5.3 and 5.6, (1) Company shall provide Executive with Continuation Coverage (as such term is defined in paragraph 5.4) for the Severance Period (as such term is defined in paragraph 5.4), (2) if such Change in Control constitutes a change in control event (as defined in Treasury regulation section 1.409A-3(i)(5)), then Company shall pay Executive on the effective date of such termination a lump-sum cash payment in an amount equal to the sum of (A) a pro rata bonus payment (notwithstanding any contrary provision in Company’s cash bonus program) equal to the amount of Executive’s annual base salary pursuant to paragraph 3.1 at the rate in effect immediately prior to Executive’s termination of employment, multiplied by the target rate under Company’s cash bonus program at the rate in effect for the year of termination, and further multiplied by a fraction, the numerator of which is the number of days which have elapsed in the calendar year during which the date of termination falls, and the denominator of which is three hundred sixty-five (365) (provided, however, that this clause (2)(A) shall not apply if (x) such termination of employment occurs during a calendar year beginning after December 31, 2009, and (y) Company’s annual performance bonus program with respect to such calendar year is intended to constitute a “performance-based compensation” program for purposes of Section 162(m) of the Code and the regulations thereunder), plus (B) two times the Executive’s base salary pursuant to paragraph 3.1 at the rate in effect immediately prior to Executive’s termination of employment, plus (C) two times the amount of Executive’s annual base salary pursuant to paragraph 3.1 at the rate in effect immediately prior to Executive’s termination of employment, multiplied by the target rate under Company’s cash bonus program in effect for the year of termination, (3) if such Change in Control does not constitute a change in control event (as defined in Treasury regulation section 1.409A-3(i)(5)), then Company shall pay Executive each month during the Severance Period an amount equal to 1/24th of the sum of the amounts described in paragraphs 5.1(ii)(2)(A), (B) and (C), and (4) Company shall provide Executive with Outplacement Services (as such term is defined in paragraph 5.4).  Notwithstanding anything contained herein, if Executive’s employment with Company is terminated by reason of an Involuntary Termination and a Change in Control occurs within six months following such Involuntary Termination, then Executive shall, in lieu of the payments and benefits described in paragraph 5.1(i) above, be entitled to the payments and additional benefits described in this paragraph 5.1(ii), with such additional payments and increased benefits to be delivered as if such Involuntary Termination had occurred on the same date as, and immediately following, the Change in Control (except that paragraph 5.1(ii)(3) shall be deemed to apply instead of paragraph 5.1(ii)(2)); and

                        (iii)       if such termination is a result of Executive’s retirement under Company’s retirement policy or program generally applicable to similarly situated employees of Company, then Company shall, subject to the provisions of paragraph 5.3, provide Executive with space available Flight Privileges for the remainder of Executive’s lifetime per the terms of any then-existing Company policy or program.

            No remuneration or wages earned by Executive during or with respect to the Severance Period (whether earned as an employee, independent contractor, sole proprietor, joint venturer, or otherwise) shall reduce Company’s obligation to pay the Monthly Severance Amount each month during the Severance Period.  Company may set off any amounts owed by Executive to Company or any of its affiliates that relate to a debt incurred in the ordinary course of the service relationship between Executive and Company against any obligation to pay the Monthly Severance Amount; provided, however, that such set-off shall be limited to a maximum of $5,000 per taxable year and such set-off shall occur at the same time and in the same amount as the debt otherwise would have been due and collected from Executive.

            5.2       Liquidated Damages.  In light of the difficulties in estimating the damages to Executive in the event Executive’s employment is subject to an Involuntary Termination or any other termination of employment for which benefits are provided to Executive pursuant to paragraph 5.1, Company and Executive hereby agree (for themselves and for the express and directly enforceable benefit of Company’s affiliates) that the payments and benefits, if any, to be received by Executive pursuant to paragraph 5.1 shall be received by Executive as liquidated damages.  Payment of the compensation and benefits to Executive pursuant to paragraph 5.1 shall be offset against any amounts to which Executive may otherwise be entitled under any and all severance plans and policies maintained by Company or its affiliates.

            5.3       Certain Post-Termination Obligations.  As part of the consideration for the compensation to be paid under this Agreement, to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the business opportunities of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the relationships with customers of Company and its affiliates that have been and will in the future be developed in Executive, the special training and knowledge relevant to Executive’s employment responsibilities and duties, or the business goodwill of Company and its affiliates that has been and will in the future be developed in Executive, and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the post-termination obligations set forth in this Agreement.  All payments and benefits to Executive hereunder shall be subject to Executive’s compliance with the following provisions for two full years after the termination of Executive’s employment hereunder:

                        (i)         Executive shall, upon reasonable notice, furnish such information and proper assistance to Company and its affiliates as may reasonably be required in connection with any litigation in which it or any of its affiliates is, or may become, a party;

                        (ii)        (Executive will not, directly or indirectly for Executive or for others, in any geographic area or market where Company or any of its affiliates are conducting any business or have during the previous 12 months conducted such business:

                                    (a)        engage in any Competitive Business (as defined below);

                                    (b)        render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any Competitive Business with respect to such Competitive Business; or

                                    (c)        induce any employee of Company or any affiliate of Company to terminate his or her employment with Company or such affiliate, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company;

                        (iii)       any public statements made by Executive concerning Company or its affiliates, or their officers, directors, or employees shall be submitted in writing for prior approval by Company’s public relations and legal departments, and Executive shall not make any such public statements which are not so approved; and

                        (iv)       upon termination of employment, Executive shall (a) promptly return to Company all property (including all keys, passes, credit cards, documents, memoranda and computer hardware and software) of Company or any of its affiliates or Continental then in her possession or control, and (b) in the same manner as if she were still employed by Company, hold in confidence, and not disclose to any person, all business plans, trade secrets, and confidential or proprietary information of Company or any of its affiliates, and shall not use any such plans, secrets or information in a manner which is detrimental to Company or its affiliates.

            For purposes of this paragraph 5.3, the term “Competitive Business” shall mean the business of owning, acquiring, establishing, operating, and maintaining a regional airline in the United States.  Notwithstanding the foregoing, the noncompetition obligations set forth in this paragraph shall not be considered violated if Executive becomes an employee, officer, consultant, advisor, or member of the board of directors of a major, mainline airline; provided however, that, if such airline also engages in a Competitive Business, then this exception shall apply only if Executive’s primary duties, and the principal portion of Executive’s working time, are related to the business of such airline other than the Competitive Business.

            If Executive fails to comply with the above obligations, Company may cease making any and all payments hereunder, and Company and Company’s affiliates may cease extending benefits to Executive and may recover by appropriate action instituted in any court of competent jurisdiction any severance payments theretofore paid to Executive.  Executive agrees that the obligations of Executive contained in this paragraph 5.3 are in addition to any rights Company or Company’s affiliates may have in law or at equity, and that it is not possible to measure in money the damages which may be suffered by Company or Company’s affiliates if Executive breaches any of the provisions of this paragraph 5.3.  Therefore, if Executive breaches any of the provisions of this paragraph 5.3, each of Company and Company’s affiliates shall be entitled to an injunction restraining Executive from violating such provisions.  If Company or any affiliate of Company shall institute any action or proceeding to enforce any such obligations, Executive hereby irrevocably waives the claim or defense that Company or an affiliate of Company has an adequate remedy at law and agrees not to assert in any such action or proceeding such claim or defense.  The foregoing shall not prejudice Company’s or any of its affiliates’right to require Executive to account for and pay over to Company or a Company affiliate, and Executive agrees to account for and pay over, the compensation, profits, monies, accruals and other benefits derived or received by Executive as a result of any transaction or occurrence constituting a breach of this paragraph 5.3.  The duration of the obligations of Executive under this paragraph 5.3 shall be extended by and for the term of any period during which Executive is in breach of this paragraph 5.3.

            Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this paragraph 5.3 would cause irreparable injury to Company.  Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the United States during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.  Further, Executive acknowledges that her skills are such that she can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent her from earning a living.  Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, Company and Executive intend to make this provision enforceable under the law or laws of all applicable states so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.  Such modification shall not affect the payments made to Executive under this Agreement.

            5.4       Certain Definitions and Additional Terms.  As used herein, the following capitalized terms shall have the meanings assigned below:

                        (i)         Incentive Plan as in effect on the Effective Date; provided, however, that in any circumstance in which the foregoing definition would be operative and with respect to which the tax under Section 409A of the Code would apply or be imposed, but where such tax would not apply or be imposed if the meaning of the term “Change in Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change in Control” herein shall mean, but only for the transaction so affected, a “change in control event” within the meaning of Treasury regulation section 1.409A–3(i)(5);

                        (ii)        “Continuation Coverage” shall mean that during the portion, if any, of the Severance Period that Executive elects to continue coverage for Executive and Executive’s eligible dependents under the Company’s group medical, dental and vision plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Company shall promptly reimburse Executive on a monthly basis for the difference, if any, between (1) the amount Executive pays to effect and continue such coverage and (2) the amount charged to a similarly situated active employee of the Company for similar coverage.  To the extent necessary to comply with Section 409A of the Code, in the event Executive is a “specified employee” (as defined in Treasury regulation section 1.409A-1(i)), such reimbursement shall commence on the first day of the seventh month following Executive’s “separation from service” (as defined in Section 409A(a)(2)(A)(i) and applicable administrative guidance issued thereunder) and, on such first day of such seventh month, Company shall reimburse Executive for all amounts that would have otherwise been reimbursed pursuant to this paragraph but for the delay in such reimbursement required pursuant to this sentence;

                        (iii)       “Flight Privileges” shall mean flight privileges on each airline operated by Company, Holdings, Continental or any of their respective affiliates or any successor or successors thereto (the “System”), consisting of space available flight passes for Executive and Executive’s eligible family members (as such eligibility was in effect on November 1, 2007), a Universal Air Travel Plan (UATP) card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to Company, Continental, Holdings or any successor or successors thereto (a “Similar Card”)) in Executive’s name for charging on an annual, calendar-year basis up to the applicable Annual Travel Limit (as hereinafter defined) with respect to such year in value (valued identically to the calculation of imputed income resulting from such flight privileges described below) of flights (in any fare class) on the System for Executive, Executive’s spouse, Executive’s family and significant others as determined by Executive, and payment by Company to Executive (while an officer of Company) of an annual, calendar-year amount (not to exceed in any year the Annual Gross Up Limit (as hereinafter defined) with respect to such year) sufficient to pay, on an after-tax basis (i.e., after the payment by Executive of all taxes on such amount), the U.S. federal, state and local income taxes on imputed income resulting from such flights (such imputed income to be calculated during the term of such Flight Privileges at the lowest published or unpublished fare (i.e., 21-day advance purchase coach fare, lowest negotiated consolidator net fare, or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law), or such other valuation methodology as may be adopted by Company or Continental with respect to their valuation of UATP benefits generally or resulting from any other flight privileges extended to Executive as a result of Executive’s service as an officer of Company; provided, however, that the term “Flight Privileges” shall not include (A) space-available flight passes on Continental or any airline operated by Continental or any successor or successors thereto after the first to occur of (1) the date Executive’s employment with Company and its affiliates terminates for any reason whatsoever or (2) the  Exclusivity Ending Date (as such term is defined in that certain Employee Benefits Separation Agreement by and among Continental, Company, Holdings and XJT Holdings, Inc. dated as of April 17, 2002), or (B) a UATP card (or Similar Card) issued by or used to charge flights on Continental or any airline operated by Continental or any successor or successors thereto after the first to occur of (1) the date Executive’s employment with Company and its affiliates terminates for any reason whatsoever or (2) the last day of the Capacity Purchase Period (as such term is defined in such Employee Benefits Separation Agreement);

                        (iv)       “Involuntary Termination” shall mean any termination by Company of Executive’s employment with Company for any reason other than those reasons encompassed by paragraphs 4.1(i), (ii), (iii) or (iv);

                        (v)        “Monthly Severance Amount” shall mean an amount equal to one-twelfth of Executive’s annual base salary pursuant to paragraph 3.1 in effect immediately prior to the termination of Executive’s employment;

                        (vi)       “Outplacement Services” shall mean reasonable outplacement services whereby the Company receives a substantial business benefit by promoting a positive corporate image and maintaining corporate morale, at Company’s cost and for a period of twelve months beginning on the date of Executive’s termination of employment, to be rendered by an agency selected by Executive and approved by the Board of Directors or the Human Resources Committee of the Board of Directors of Holdings (with such approval not to be unreasonably withheld); and

                        (vii)      “Severance Period” shall mean the period commencing on the date of Executive’s termination of employment and continuing for twenty-four months; provided, however, that for purposes of providing Continuation Coverage under paragraph 5.1, the “Severance Period” shall mean the period commencing on the date of Executive’s termination of employment and continuing until the earlier of (1) the date that is twenty-four months after the date of Executive’s termination of employment or (2) the date upon which Executive ceases to be eligible to receive continuation coverage under the Company’s plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended.

            As used for purposes of Flight Privileges, with respect to any year, “Annual Travel Limit” shall mean an amount (initially $38,732.00) granted annually (on a calendar-year basis and effective January 1 of each year) by Company to Executive (such amount to be the same as that granted annually to officers of Continental who are Vice Presidents of Continental, but no less than the amount granted with respect to Executive for the flight benefits program year 2009.

            As used for purposes of Flight Privileges, with respect to any year, the term “Annual Gross Up Limit” shall mean an amount (initially $38,732.00) granted annually (on a calendar-year basis and effective January 1 of each year) by Company to Executive (such amount to be the same for each officer of Company within an officer category and no less than the amount granted with respect to Executive for the flight benefits program year 2009), which amount shall be adjusted automatically upon any change in the valuation methodology used to determine imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Company as of November 1, 2008), so as to preserve the benefit of $38,732.00 annually of tax gross up relative to the valuations resulting from the valuation methodology used by Company as of November 1, 2008 (e.g., if a change in the valuation methodology results, on average, in flights being valued 15% higher than the valuation that would result using the valuation methodology used by Company as of November 1, 2008, then the Annual Gross Up Limit would be increased by 15%.  In determining any adjustment, Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation will be provided to Executive upon request.  Company will promptly notify Executive in writing of any adjustments to the Annual Gross Up Limit described in this paragraph.  Subject to the Annual Gross Up Limit, the amount of the annual gross up to be paid to Executive shall be paid no later than January 31 of the calendar year following the calendar year for which it was awarded.  Any portion of the Annual Gross Up Limit that remains unused at the end of the calendar year for which it was awarded shall expire and be of no further use or value.  In the event Executive’s Flight Privileges no longer extend to airlines operated by Continental or its affiliates, the Annual Travel Limit and the Annual Gross Up Limit, as defined above and as the same may have been adjusted prior to such time as contemplated herein, shall each be reduced by 50 percent and shall thereafter continue in effect and shall be adjusted from time to time as contemplated in the foregoing paragraphs.

            As used for purposes of tax reporting of Flight Privileges, a year may consist of twelve consecutive months other than a calendar year, it being Company’s practice as of the date hereof for purposes of the tax reporting of Flight Privileges to calculate taxable amounts for a calendar year based on the fiscal period commencing on November 1 and ending on the following October 31 (for example, Flight Privileges used (i.e. “flown”) during the twelve-month period from November 1, 2008 to October 31, 2009 are reported as a taxable benefit for year 2009).

            As used for purposes of Flight Privileges, the term “affiliates” when used with respect to Company, means any entity controlled by, controlling, or under common control with Company.  For these purposes control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock or other voting interests of such entity. For purposes of Flight Privileges, however, Continental and Company shall not be deemed affiliates.

            No tickets issued on the System in connection with the Flight Privileges may be purchased other than directly from Company, Continental, Holdings or their respective successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by Executive or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued.  Executive agrees that, after receipt of an invoice or other accounting statement therefor, she will promptly (and in any event within 45 days after receipt of such invoice or other accounting statement) reimburse Company, Continental or Holdings, as appropriate, for all charges on her UATP card (or Similar Card) that are not for flights on the System and that are not otherwise reimbursable to Executive under the applicable policies of Company for reimbursement of business expenses of officers of Company, or which are for tickets in excess of the applicable Annual Travel Limit.  Executive agrees that the credit availability under Executive’s UATP card (or Similar Card) may be suspended if Executive does not timely reimburse Company, Continental or Holdings, as appropriate, as described in the foregoing sentence or if Executive exceeds the applicable Annual Travel Limit with respect to a year; provided, that, immediately upon Company’s, Continental’s or Holdings’, as appropriate, receipt of Executive’s reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit, beginning the next following year and after such reimbursement), the credit availability under Executive’s UATP card (or Similar Card) will be restored.

            The sole cost to Executive of flights on the System pursuant to use of Executive’s Flight Privileges will be the imputed income with respect to flights on the System charged on Executive’s UATP card (or Similar Card), calculated throughout the term of Executive’s Flight Privileges at the lowest published or unpublished fare (i.e., 21-day advance purchase coach fare, lowest negotiated consolidator net fare or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law, and reported to Executive as required by applicable law.  With respect to any period for which Company is obligated to provide the tax gross up described above, Executive will provide to Company, upon request, a calculation or other evidence of Executive’s marginal tax rate sufficient to permit Company to calculate accurately the amount to be paid to Executive.

            Executive will be issued a UATP card (or Similar Card) and an appropriate flight pass identification card, each valid at all times during the term of Executive’s Flight Privileges.

            Flight Privileges are intended to be used solely for personal reasons and may not be used for business purposes. Accordingly, notwithstanding any provision herein to the contrary, credit availability on Executive’s UATP card (or any Similar Card) may be suspended, and Executive’s UATP card (or any Similar Card) may be revoked or cancelled, if Executive’s UATP card (or any Similar Card) is used for business purposes (other than business on behalf of Company) and, after receiving written notice from the Company to cease such usage, Executive again uses her UATP card (or any Similar Card) for any business purpose (other than business on behalf of Company).  The parties agree that the Company’s and Holdings’ obligations regarding Flight Privileges extend to the System.

            5.5       Code Section 280G Provisions.  Notwithstanding any other provision of this Agreement, if by reason of Section 280G of the Code any payment or benefit received or to be received by Executive in connection with a Change in Control or the termination of Executive’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with Company or an Affiliate (as defined below) (collectively with the Contract Payments, “Total Payments”)) would not be deductible (in whole or part) by Company, an Affiliate or other person making such payment or providing such benefit, then the Contract Payments shall be reduced (to zero if necessary) until no portion of the Total Payments is not deductible by reason of Section 280G of the Code; provided, however, that no such reduction shall be made unless the net after-tax benefit to Executive shall, after such reduction, exceed the net after-tax benefit received by Executive if no such reduction had been made and provided that if any reduction is required, the Contract Payments (that constitute “parachute payments” within the meaning of Section 280G of the Code) with the latest payment date shall be reduced first.  The foregoing determination and all determinations under this paragraph 5.5 shall be made by the Accountants (as defined below).  For purposes of this paragraph, “net after-tax benefit” shall mean (i) the Total Payments that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to such payments calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.  For purposes of the foregoing determinations, (a) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of a severance benefit to Executive hereunder shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of the Accountants does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Contract Payments shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the Accountants;  and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of this paragraph 5.5, the term “Affiliate” means Company’s successors, any person whose actions result in a Change in Control or any corporation affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with Company within the meaning of Section 1504 of the Code and “Accountants” shall mean Company’s independent certified public accountants serving immediately prior to the Change in Control, unless the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, in which case Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder).  For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accountant’s determinations must be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code).  All fees and expenses of the Accountants shall be borne solely by Company.

            5.6       Code Section 409A Provisions.  Notwithstanding any other provision of this Agreement, the following provisions shall apply:

                        (i)         Executive shall be considered to have terminated employment with Company only when Executive incurs a “separation from service” with respect to Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder;

                        (ii)        to the extent that Executive is a specified employee, as defined in Treasury regulation section 1.409A-1(i), and any stock of Company or of any affiliate is publicly traded on an established securities market or otherwise, no payment or benefit that is subject to Section 409A of the Code shall be made under this Agreement on account of Executive’s separation from service with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code before the date that is the first day of the seventh month beginning after the date of Executive’s separation from service (or, if earlier, the date of death of Executive or any other date permitted under Section 409A of the Code).  The foregoing delay shall not apply to any payment or benefit hereunder if, pursuant to Treasury regulation section 1.409A-1(b)(9)(iii), such payment or benefit to be received by Executive hereunder due to an involuntary separation from service does not exceed two times the lesser of (1) Executive’s annualized compensation based upon Executive’s annual rate of pay for services during the taxable year of Executive preceding the year in which the termination of employment occurs (adjusted for any increase during that year that was expected to continue indefinitely had no termination of employment occurred) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive has a separation from service, and that is paid no later than the last day of the second year following the year in which the separation from service occurs;

                        (iii)       to the extent that any reimbursement is received or to be received by Executive, such reimbursements shall be administered consistent with the following additional requirements as set forth in Treasury regulation section 1.409A-3(i)(1)(iv):  (1) Executive’s eligibility for benefits in one taxable year will not affect Executive’s eligibility for benefits in any other taxable year, (2) any reimbursement of eligible expenses will be made on or before the last day of the taxable year following the taxable year in which the expense was incurred, and (3) Executive’s right to benefits is not subject to liquidation or exchange for another benefit; and

                        (iv)       to the extent that any payment or benefit to be received by Executive hereunder is to be offset hereunder (by way of example, pursuant to paragraph 5.1 whereby the Company may set off any amounts owed by Executive to Company against any obligation to pay the Monthly Severance Amount), such offset may occur only if it would not result in an impermissible acceleration or deferral under Section 409A of the Code.

ARTICLE VI:  MISCELLANEOUS

            6.1       Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to Company to:                     ExpressJet Airlines, Inc.
                                                            700 N. Sam Houston Parkway West, Suite 200
                                                            Houston, Texas 77067
                                                            Attention:  Chief Executive Officer

            If to Executive to:                     Suzanne Lehman Johnson
                                                            4042 Blue Bonnet Blvd.
                                                            Houston, Texas 77025

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

            6.2       Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the state of Texas.

            6.3       No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

            6.4       Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

            6.5       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

            6.6       Withholding of Taxes and Other Employee Deductions.  Company and its affiliates may withhold from any benefits and payment made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s  employees generally.

            6.7       Headings; Affiliates.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.  Except as otherwise provided herein, for purposes of this Agreement, the term “affiliate,” as applied to an entity (the “First Entity”), means an entity who directly, or indirectly through one or more intermediaries, is controlled by, is controlling, or is under common control with the First Entity.

            6.8       Gender and Plurals.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

            6.9       Successors.  This Agreement shall be binding upon and inure to the benefit of Company and its successors, and in each case “successor” shall include, without limitation, any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise.  Except as provided in the preceding sentence and in paragraph 1.2, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of any party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

            6.10     Effect of Termination.  Termination of the employment relationship under this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination.

            6.11     Entire Agreement.  Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.3 and any awards under Holdings’ or Company’s stock incentive plans, management bonus programs or similar plans or programs adopted by Company or Holdings after the Effective Date and (ii) separate agreements (if any) governing Executive’s Flight Privileges relating to other airlines, this Agreement, as of the Effective Date, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company.  Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

            6.12     Deemed Resignations.  Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company, Holdings and each affiliate of Company and Holdings, and an automatic resignation of Executive from the Board of Directors (if applicable) and from the board of directors of Holdings and of any affiliate of Company or Holdings and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company, Holdings or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s, Holdings’ or such affiliate’s designee or other representative.

[Signatures begin on the following page.]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 19th  day of November, 2009, to be effective as of the Effective Date.

                                                                                    ExpressJet Holdings, Inc.

                                                                                    By:       /s/James B. Ream
                                                                                                James B. Ream
                                                                                                President and
                                                                                                Chief Executive Officer

                                                                                    “Executive”
                                                                                    _/s/Suzanne L. Johnson________
                                                                                    Suzanne Lehman Johnson